Exhibit 99.1

AT THE COMPANY:	S&S PUBLIC RELATIONS:
Bruce T. Quigley Vice President of Business Development & Investor Relations 949-362-5800 bquigley@smithmicro.com	Steve Simon Media Inquiries 847-955-0700 steve@sspr.com

FOR IMMEDIATE RELEASE

Smith Micro Announces Net Revenues of $3.1 Million and Net
Income of $634,000 for the Second Quarter 2004; an Increase
of 36% and 411% Respectively over Prior Year
Enters into Third Quarter with an Excess of a $1.5 Million Backlog; a 90 plus
Percentage Increase from First Quarter 2004

Aliso Viejo, Calif., July 21, 2004 — Smith Micro Software, Inc. (NASDAQ: SMSI), a developer and marketer of a wide range of software and service solutions for the wireless and Internet markets, today reported its second quarter 2004 results.

The company reported net revenues for the quarter ended June 30, 2004, of $3.1 million, compared to $2.3 million recorded in the second quarter of 2003. The company’s net income of $634,000 in the second quarter of 2004 resulted in a net income of $.04 per basic and diluted share, compared to a net income of $124,000 in the second quarter of 2003 or a net income of $.01 per basic and diluted share.

“I am pleased to report a strong profit this quarter as well as a backlog in excess of $1.5 million up from $800,000 last quarter,” said William W. Smith, Jr., President and Chief Executive Officer. “The wireless business continues to be our primary growth area. Our recent joint announcement with Verizon Wireless last week, suggests that we are well positioned in the wireless business. Increases of Net Revenues at 25% and Net Income at 516% over the first quarter of this year indicate the growth that we thought we could achieve this year,” Mr. Smith continues.

Investor Conference Call

Smith Micro will hold an investor conference call to discuss the company’s results at 4:30 p.m. Eastern time, Wednesday, July 21, 2004. Investors may access the conference call over the Internet via the company’s website www.smithmicro.com or at http://phx.corporate-ir.net/playerlink.zhtml?c=107760&s=wm&e=918146.

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Smith Micro Second Quarter 2004 Financial Results	Page 2 of 5

About Smith Micro Software

Smith Micro Software, Inc., headquartered in Aliso Viejo, CA, is a developer and marketer of wireless communication and utility software products. The company designs integrated cross platform, easy-to-use software for personal computing and business solutions around the world. With a focus on the Internet, Wireless and Broadband technologies, the company’s products and services enable wireless communications, eCommerce, eBusiness, Internet communications (voice-over-IP), video conferencing, and network fax, along with traditional computer telephony. Smith Micro’s complete line of products is available through direct sales, retail stores, value-added resellers (VARs) and original equipment manufacturers (OEMs). Smith Micro’s common stock trades on The Nasdaq Stock Market® under the symbol SMSI. For more information, contact Smith Micro at (949) 362-5800 or visit the company’s Web site at www.smithmicro.com.

This release may contain forward-looking statements that involve risks and uncertainties, including without limitation risks and uncertainties relating to the company’s financial prospects and projections, the company’s plans for returning to sustained profitability and the company’s ability to increase its business in the Wireless and Broadband segments. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, unforeseen delays in the timing of orders from OEM customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors could cause actual results to differ materially from those presented in any forward-looking statement and are discussed in the company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.

Smith Micro and the Smith Micro logo are trademarks or registered trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Second Quarter 2004 Financial Results	Page 3 of 5

Smith Micro Software, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	June 30
	(unaudited)
	2004	2003
Net Revenues:
Products	$2,840	$2,070
Services	277	216

Total Net Revenues	3,117	2,286
Cost of Revenues:
Products	627	430
Services	105	85

Total Cost of Revenues	732	515

Gross Margin	2,385	1,771
Operating Expenses:
Selling & Marketing	387	361
Research & Development	621	603
General & Administrative	733	692

Total Operating Expenses	1,741	1,656

Operating Income	644	115
Interest Income	5	9

Income Before Income Tax	649	124

Income Tax Expense	15	—

Net Income	$634	$124

Net Income per share, basic	$0.04	$0.01

Weighted average shares outstanding, basic	17,072	16,257

Net Income per share, fully diluted	$0.04	$0.01

Weighted average shares outstanding, fully diluted	18,022	17,662

Smith Micro Second Quarter 2004 Financial Results	Page 4 of 5

Smith Micro Software, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Six Months Ended
	June 30
	(unaudited)
	2004	2003
Net Revenues:
Products	$5,110	$3,655
Services	495	498

Total Net Revenues	5,605	4,153
Cost of Revenues:
Products	1,247	751
Services	175	169

Total Cost of Revenues	1,422	920

Gross Margin	4,183	3,233
Operating Expenses:
Selling & Marketing	790	943
Research & Development	1,289	1,257
General & Administrative	1,366	1,172

Total Operating Expenses	3,445	3,372

Operating Income (Loss)	738	(139)
Interest Income	14	16

Income (Loss) Before Income Tax	752	(123)

Income Tax Expense	15	3

Net Income (Loss)	$737	$(126)

Net Income (Loss) per share, basic	$0.04	$(0.01)

Weighted average shares outstanding, basic	17,048	16,240

Net Income (Loss) per share, fully diluted	$0.04	$(0.01)

Weighted average shares outstanding, fully diluted	18,019	16,240

Smith Micro Second Quarter 2004 Financial Results	Page 5 of 5

Smith Micro Software, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2004	2003
	(unaudited)
ASSETS
Current Assets:
Cash & Cash Equivalents	$3,822	$3,722
Accounts Receivable, Net	1,905	741
Inventory, Net	54	22
Prepaid & Other Assets	118	204

Total Current Assets	5,899	4,689
Equipment & Improvements, Net	55	70
Intangible Assets, Net	18	40
Goodwill	1,715	1,715
Other Assets	53	73

TOTAL ASSETS	$7,740	$6,587

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$835	$538
Accrued Liabilities	539	459

Total Current Liabilities	1,374	997

Common Stock	17	17
Additional Paid In Capital	25,726	25,687
Accumulated Deficit	(19,377)	(20,114)

Total Stockholders’ Equity	6,366	5,590

TOTAL LIABILITIES & EQUITY	$7,740	$6,587

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